Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

(To Prospectus dated February 14, 2025,

Prospectus Supplement dated February 14, 2025 and Product Supplement No. EQUITY MLI-4 dated January 20, 2026)

1,990,000 Units $10 principal amount per unit CUSIP No. 36272T648	Pricing Date Settlement Date Maturity Date	January 23, 2026 January 30, 2026 January 31, 2028

GS Finance Corp.

Medium-Term Notes, Series F

guaranteed by The Goldman Sachs Group, Inc.

Market-Linked Step Up Notes Linked to an International Equity Index Basket

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Maturity of approximately two years
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If the Basket is flat or increases, you will receive the greater of (a) a return of 24.00% and (b) a return equal to the percentage increase in the Basket from the Starting Value to the Ending Value
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1-to-1 downside exposure to decreases in the Basket, with 100% of your principal at risk
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The Basket is comprised of the EURO STOXX 50® Index, the Nikkei 225 and the Swiss Market Index (each, a “Basket Component”). Each of the EURO STOXX 50® Index and the Nikkei 225 is given an initial weight of 40.00% and the Swiss Market Index is given an initial weight of 20.00%.
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All payments occur at maturity and are subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes.
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No periodic interest payments
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Limited secondary market liquidity, with no exchange listing.

The notes are being issued by GS Finance Corp. (“GSFC”) and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (“GSG”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet and page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is equal to approximately $9.72 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Note Prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

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	Per Unit	Total
Public offering price	$ 10.00	$19,900,000
Underwriting discount(1)	$ 0.10	$199,000
	$ 0.05	$99,500
Proceeds, before expenses, to GSFC	$ 9.85	$19,601,500

(1) The underwriting discount reflects a sales commission of $0.10 per note and a structuring fee of $0.05 per note.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Goldman Sachs & Co. LLC

January 23, 2026

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Summary

The Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by GSG. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of GSFC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of GSG’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of GSFC, as issuer, and GSG, as guarantor. If the Ending Value is equal to or greater than the Starting Value, you will receive the greater of (a) $10 + the Step Up Payment and (b) $10 + a return equal to the percentage increase in the Market Measure, which is the international equity index basket described below (the “Basket”), from the Starting Value to the Ending Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and GSG’s credit risk. See “Terms of the Notes” below.

The Basket is comprised of the EURO STOXX 50® Index, the Nikkei 225 and the Swiss Market Index. On the pricing date, each of the EURO STOXX 50® Index and the Nikkei 225 is given an initial weight of 40.00% and the Swiss Market Index is given an initial weight of 20.00%.

The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date. For more information, see “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-8 of this term sheet.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this term sheet, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this Note Prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this Note Prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this Note Prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.72 per $10 principal amount, which is less than the public offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.13 per $10 principal amount).

Prior to April 23, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through April 22, 2026). On and after April 23, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

Market-Linked Step Up Notes	TS-3

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Terms of the Notes
Company (Issuer):	GS Finance Corp. (“GSFC”)
Guarantor:	The Goldman Sachs Group, Inc. (“GSG”)
Term:	Approximately two years.
Market Measure:

An unequally weighted basket comprised of the Basket Components, as set forth in the table under “The Market Measure” section below (each, a “Basket Component,” and collectively the “Basket Components”). For each Basket Component, its current Bloomberg symbol, Initial Component Weight, closing level on the Pricing Date, Component Ratio and Initial Basket Value Contribution are set forth in the table under “The Market Measure” section below.

Principal Amount:

$10.00 per unit; $19,900,000 in the aggregate on the settlement date; the aggregate principal amount may be increased if the Company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date.

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to the Redemption Amount.

Redemption Amount:	On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to:
Step Up Payment:	$2.40 per unit, which represents a return of 24.00% over the principal amount.
Participation Rate:	100.00%.
Starting Value:	100.00.
Ending Value:

The sum of, for each Basket Component: the product of (i) the closing level of such Basket Component on the Final Calculation Day times (ii) the Component Ratio of such Basket Component. If a Market Disruption Event or non-Market Measure Business Day occurs as to any Basket Component on the scheduled Final Calculation Day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes – Baskets – Value of the Basket” on page PS-41 of the accompanying product supplement.

Final Calculation Day/Maturity Valuation Period:	January 24, 2028, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.
Maturity Date:	January 31, 2028, subject to postponement as described beginning on page PS-25 of the accompanying product supplement.
Component Ratio:

With respect to each Basket Component, the quotient of (i) the product of (a) the Initial Component Weight for such Basket Component set forth in the table under “The Market Measure” below times (b) 100 divided by (ii) the closing level of such Basket Component on the pricing date, with the result rounded to eight decimal places.

Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page
Calculation Agent:	Goldman Sachs & Co. LLC. (“GS&Co.”), an affiliate of GSFC.
Authorized Denominations:	$10 or any integral multiple of $10 in excess thereof.
Overdue Principal Rate:	The effective Federal Funds rate.
Defeasance:	Not applicable.

Market-Linked Step Up Notes	TS-2

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Market-Linked Step Up Notes	TS-3

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This term sheet constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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Product supplement no. EQUITY MLI-4 dated January 20, 2026:

https://www.sec.gov/Archives/edgar/data/886982/000119312526016285/baml_prodsupp_no._equity.htm

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Prospectus supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

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Prospectus dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, GSG and this offering. Any prior or contemporaneous oral statement and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.

The information in this term sheet supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this term sheet as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this term sheet, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3 dated March 22, 2021. References herein to “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Market-Linked Step Up Notes	TS-4

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the value of the Market Measure will not decrease from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and a negative return on the notes if the value of the Market Measure decreases from the Starting Value to the Ending Value.
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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
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You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and GSG’s actual and perceived creditworthiness, our credit spreads and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and GSG’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the value of the Market Measure will decrease from the Starting Value to the Ending Value.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take GSG’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked Step Up Notes	TS-5

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on the Participation Rate of 100.00% and the Step Up Payment of $2.40 per unit. The green line reflects the return on the notes, while the dotted gray line reflects the return of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Participation Rate of 100.00%, the Step Up Payment of $2.40 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

In addition, the following table and Redemption Amount calculation examples do not show that, in calculating the Ending Value, increases in the levels of one or more Basket Components may be offset by decreases in the levels of one or more of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of Basket Components that are more heavily weighted will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components. See “Risk Factors – Structure-related Risks – If your notes are linked to a Basket, changes in the values of one or more of the Basket Components may be offset by changes in the values of one or more of the other Basket Components.” on page PS-8 of the accompanying product supplement.

For hypothetical historical values of the Basket, see “The Market Measure” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00 (1)	0.00%	$12.40(2)	24.00%
105.00	5.00%	$12.40	24.00%
110.00	10.00%	$12.40	24.00%
124.00	24.00%	$12.40	24.00%
125.00	25.00%	$12.50	25.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
1)
The Starting Value was set to 100.00 on the pricing date.
2)
This amount represents the sum of the principal amount and the Step Up Payment of $2.40 per unit.

Market-Linked Step Up Notes	TS-6

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Redemption Amount Calculation Examples

Market-Linked Step Up Notes	TS-7

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” beginning on page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus. You should carefully review these risks and considerations as well as the more detailed explanation of risks described in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. You should also review the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the securities included in the Basket Components to which your notes are linked.

Structure-related Risks

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There is no fixed principal repayment amount on the notes at maturity. If the Ending Value is less than the Starting Value, you will lose up to 100% of the principal amount of your notes.
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Payments on the notes will not reflect changes in the value of the Market Measure other than on the Final Calculation Day. As a result, even if the value of the Market Measure increases during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value on the Final Calculation Day, even if the value of the Market Measure was always greater than the Starting Value prior to such Final Calculation Day.
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Increases in the levels of one or more Basket Components may be offset by decreases in the levels of one or more of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of Basket Components that are more heavily weighted will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.
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Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.
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Payments on the notes are subject to the credit risk of GSFC, as issuer, and the credit risk of GSG, as guarantor, and any actual or perceived changes in our or GSG’s creditworthiness are expected to affect the value of the notes. If we and GSG become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

Valuation- and Market-related Risks

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The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes. The public offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GSFC, as issuer, the creditworthiness of GSG, as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” on page PS-11 of the accompanying product supplement.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the public offering price is a result of certain factors, including principally the underwriting discount and commissions, the

Market-Linked Step Up Notes	TS-8

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of GSG. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Risk Factors — Valuation- and Market-related Risks — Your notes may not have an active trading market.” on page PS-11 of the accompanying product supplement.

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A trading market is not expected to develop for the notes. None of us, GSG, GS&Co. or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

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Our hedging and trading activities (including trades in shares of companies included in the Basket Components) and any hedging and trading activities we, GSG, GS&Co., MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

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The sponsors of the Basket Components may adjust such Basket Component in a way that affects its level, and has no obligation to consider your interests.
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You will not have any rights with respect to the Basket Components or their underlying assets, including any voting rights or any rights to receive dividends or other distributions.
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While we, GSG, GS&Co., MLPF&S and our other or their affiliates may from time to time own securities of companies included in the Basket Components, we, GSG, GS&Co., MLPF&S and our other or their affiliates do not control any company included in the Basket Components, and have not verified any disclosure made by any other company.

Tax-related Risks

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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Additional Risk Factors

Additional Market Measure-related Risks

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The notes are subject to risks associated with foreign securities markets. The Market Measure is linked to Basket Components that include certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Basket Component may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political

Market-Linked Step Up Notes	TS-9

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of a Basket Component comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes. Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a Basket Component comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the securities that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to securities that are currently included in a Basket Component or that in the future are included in a Basket Component, such securities may be removed from a Basket Component. If government regulatory action results in the removal of securities that have (or historically have had) significant weight in a Basket Component, such removal could have a material and negative effect on the level of such Basket Component and, therefore, your investment in the notes. Similarly, if securities that are subject to those executive orders or subject to other government regulatory action are not removed from a Basket Component, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such securities from a Basket Component could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.
▪
Your notes are linked to Basket Components that are comprised of securities that are traded in a foreign currency but not adjusted to reflect their U.S. dollar value, and, therefore, the return on your notes will not be adjusted for changes in the foreign currency exchange rate. Your notes are linked to Basket Components whose securities are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the applicable exchange rates relative to the U.S. dollar. The amount payable will be based upon the overall change in the levels of the Basket Components. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the securities included in the Basket Components are listed that, in turn, may affect the levels of the Basket Components.

Market-Linked Step Up Notes	TS-10

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

The Market Measure

The Basket Components are described in the section ‘The Basket Components” below. Each Basket Component was assigned an Initial Component Weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes – Baskets” beginning on page PS-39 of the accompanying product supplement.

On the pricing date, for each Basket Component, its Initial Component Weight, closing level, Component Ratio and Initial Basket Value Contribution would be as follows:

Basket Component	Current Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E Index	40.00%	5,948.20	0.00672472	40.00
Nikkei 225	NKY Index	40.00%	53,846.87	0.00074285	40.00
Swiss Market Index	SMI Index	20.00%	13,147.13	0.00152124	20.00
(1)
These were the closing levels of the Basket Components on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the Ending Value as described under “Terms of the Notes – Ending Value” on page TS-3 above.

Hypothetical Historical Values of the Market Measure

Because the Market Measure is a newly created basket and its value will begin to be calculated only on the pricing date, there is no actual historical information about the values of the Market Measure as of the date of this term sheet. Therefore, the hypothetical values of the Market Measure provided in the graph below were calculated from publicly available historical closing levels of each Basket Component.

The following graph is based on the hypothetical values of the Market Measure for the period from January 1, 2016 through January 23, 2026, assuming that the hypothetical value of the Market Measure was 100 on January 1, 2016. We derived the hypothetical values of the Market Measure based on the method to calculate the value of the Market Measure as described in this term sheet and on actual closing levels of the relevant Basket Components on the relevant date. The hypothetical value of the Market Measure has been normalized such that its hypothetical value on January 1, 2016 was 100. As noted in this term sheet, the Starting Value was set at 100 on the pricing date. The value of the Market Measure can increase or decrease due to changes in the prices of the Basket Components.

Hypothetical Historical Performance of the Market Measure

Market-Linked Step Up Notes	TS-11

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

The Basket Components

The table set forth under “The Market Measure” above lists the Basket Components and related information, including their corresponding current Bloomberg tickers, current primary listings, Initial Component Weights, closing levels on the pricing date, Component Ratios and Initial Basket Value Contributions. The closing level and Component Ratio of each Basket Component will not be determined until the pricing date.

EURO STOXX 50® Index

The EURO STOXX 50® Index, which we also refer to in this description as the “index”:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first published on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991; and
•
was created and is sponsored and maintained by STOXX Limited.

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the EURO STOXX 50® Index. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the EURO STOXX 50® Index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index (including the top ten constituent stocks and weights, sector weights and country weights) may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this term sheet.

EURO STOXX 50® Index Composition.

The EURO STOXX 50® Index is composed of 50 index stocks chosen by STOXX Limited from the 20 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 20 supersectors from which stocks are selected for the EURO STOXX 50® Index are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverage & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.

Component Selection

The composition of the EURO STOXX 50® Index is reviewed by STOXX Limited annually in September. Within each of the 20 EURO STOXX Supersector indices, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current EURO STOXX 50® Index component stocks are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization to produce the final index selection list. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50® Index contains 50 stocks. In exceptional cases, the STOXX Limited Management Board may make additions and deletions to the selection list.

Ongoing Maintenance of Component Stocks

The component stocks of the EURO STOXX 50® Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the EURO STOXX 50® Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

The component stocks of the EURO STOXX 50® Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. Additionally, any component stocks that are not traded for 10 trading days, are suspended from trading for 10 consecutive days or more and have not announced a resumption trading date, are officially delisted or are the subject of ongoing bankruptcy proceedings will be deleted from the EURO STOXX 50® Index. The highest-ranked non-component stock will replace the exiting component stock. The EURO STOXX 50® Index is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the

Market-Linked Step Up Notes	TS-12

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

new component stock. Generally, non-surviving stock(s) are deleted at the last traded price of the security. If any non-surviving stock is not trading anymore (delisted or suspended before its deletion), a new artificial price based on the acquisition/merger terms is calculated and the company is kept/deleted with this price instead of the last traded one. For the calculation of the artificial price only ordinary cash and stock terms will be used. Other instruments such as contingent value rights will not be considered. An artificial price will be calculated based on the default option as it is announced by the offeror or, in its absence, on the non-elective investor consideration. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free float market capitalization. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Index Calculation

STOXX Limited calculates the EURO STOXX 50® Index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the EURO STOXX 50® Index. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

EURO STOXX 50® Index =	Free Float Market Capitalization of the EURO STOXX 50® Index
Divisor

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the EURO STOXX 50® Index is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock.

In case the investability and tradability of the EURO STOXX 50® Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

•
application of expert judgment for index component pricing data,
•
adjustment of operational procedures,
•
postponement of index adjustments,
•
adjustment of selection lists,
•
change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
•
adjustment of index compositions.

EURO STOXX 50 Divisor

The EURO STOXX 50® Index is calculated using a divisor that helps to maintain the continuity of the EURO STOXX 50® Index’s value so that corporate actions do not artificially increase or decrease the level of the EURO STOXX 50® Index.

The divisor is calculated by starting with the previous divisor in effect for the EURO STOXX 50® Index (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the EURO STOXX 50® Index, plus or minus the difference between the closing market capitalization of the EURO STOXX 50® Index and the adjusted closing market capitalization of the EURO STOXX 50® Index, and the denominator of which is the previous free float market capitalization of the EURO STOXX 50® Index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Market-Linked Step Up Notes	TS-13

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Divisor Adjustments

STOXX Limited adjusts the divisor for the EURO STOXX 50® Index to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable). All adjusted prices consider withholding taxes, where applicable, based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1) Special cash dividend:

New adjusted price = closing price on the day before the ex- date – dividend announced by the company * (1- withholding tax)

Divisor: decreases

(2) Split and reverse split:

New adjusted price = closing price on the day before the ex- date * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: unchanged

(3) Rights offering:

New adjusted price = (closing price on the day before the ex- date * A + subscription price * B) / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the ex-date (out-of-the-money), then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

A rights offering is considered to be a highly dilutive rights issue if the share ratio is larger than or equal to 200%.

If a highly dilutive rights issuance is fully underwritten, it will be implemented as described above.

If a highly dilutive rights issuance is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

•
The rights will be included into the EURO STOXX 50® Index with a theoretical price on the ex-date with the same parameters as the parent company.
•
The rights will be removed at the close of the day they start to trade based on its closing price.
•
If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

If a highly dilutive rights issuance is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:

•
The rights will be included into the EURO STOXX 50® Index with a theoretical price on the ex-date with the same parameters as the parent company.
•
The rights will be removed on the ex-date at close, using a price of 0.0000001 in local currency.
•
If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

(4) Stock dividend:

New adjusted price = closing price on the day before the ex- date * A / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: unchanged

(5) Stock dividend from treasury stock if treated as extraordinary dividend:

New adjusted price = closing price on the day before the ex- date – closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

Market-Linked Step Up Notes	TS-14

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend.

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

•
A separated share line with a fixed price
•
Ordinary shares that are self-tendered on the same ex-date

New adjusted price = closing price on the day before the ex- date - closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

(7) Stock dividend of another company:

New adjusted price = [(closing price on the day before the ex- date * A) – [(1 – withholding tax) * price of other company * B]] / A

Divisor: decreases

(8) Return of capital and share consolidation:

New adjusted price = [closing price on the day before the ex- date – capital return announced by company * (1– withholding tax)] * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: decreases

(9) Repurchase of shares / self-tender:

New adjusted price = [(closing price on the day before the ex- date * number of shares on the day before the ex-date) – (tender price * number of tendered shares)] / new adjusted number of shares

New adjusted number of shares = number of shares on the day before the ex-date – number of tendered shares

Divisor: decreases

(10) Spin-off:

New adjusted price of parent company = (closing price on the day before the ex- date * A – price of spun-off shares * B) / A

New number of shares for the spun-off company = number of shares on the day before the ex-date of parent company * B

Divisor: unchanged on ex-date

(11) Combination of stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one, all the following “new number of shares” formulas need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

New adjusted price = [closing price on the day before the ex- date * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New adjusted number of shares = number of shares on the day before the ex-date * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / [(A + C) * (1 + B / A)]

New adjusted number of shares = number of shares on the day before the ex-date * (A + C) * (1 + B / A)

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / (A + B + C)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B + C) / A

Divisor: increases

(12) Addition/deletion of a company

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization between added and deleted companies of the EURO STOXX 50® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

Market-Linked Step Up Notes	TS-15

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

(13) Free float and shares changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization of the EURO STOXX 50® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first published on September 7, 1950 and was originally calculated by the Tokyo Stock Exchange but has been calculated by Nikkei Inc. since 1970; and
•
is calculated, published and disseminated daily by Nikkei Inc.

The Nikkei 225 is comprised of 225 highly liquid stocks of the Tokyo Stock Exchange Prime Market and aims to maintain long-term continuity and reflect changes in industry structure. The real-time price return Japanese yen value of the Nikkei 225 is reported by Bloomberg under the ticker symbol “NKY”. According to Nikkei Inc., the Nikkei 225 has been widely followed throughout its history as a barometer of the Japanese equity markets and the Japanese economy following World War II. Additional information about the Nikkei 225 (including the top ten constituent stocks and weights and sector weights) can be found on Nikkei Inc.’s website at: indexes.nikkei.co.jp/en/nkave. We are not incorporating by reference the website or any material it includes in this document. Nikkei Inc. is under no obligation to continue to publish the Nikkei 225 and may discontinue the Nikkei 225 at any time as further described below.

Prior to April 2022, constituent stocks were selected from the Tokyo Stock Exchange first section.

Construction of the Nikkei 225

In order to be eligible for the Nikkei 225, a stock must be an ordinary share of a domestic company listed on the Tokyo Stock Exchange Prime Market. Non-ordinary shares such as exchange-traded funds, real estate investment trusts, preferred stock, preferred securities and tracking stocks are not eligible. The constituents of the Nikkei 225 are reviewed twice a year at the end of January and July (the “semi-annual review”) and changes are typically implemented on the first trading day of April and October, respectively. The maximum number of constituent changes that may be made pursuant to the semi-annual review is 3. However, a constituent change due to a corporate reorganization near the time of the semi-annual review is not counted toward the maximum number of 3 constituent changes. The semi-annual review focuses on 1) a stock’s liquidity in the market and 2) industry sector balance. The purpose of the semi-annual review is to maintain market representativeness of the constituents.

First, Nikkei Inc. assesses the liquidity of all eligible stocks by considering two factors: trading value of the preceding 5 years and magnitude of price fluctuation by trading value of the preceding 5 years. Magnitude of price fluctuation by trading value is calculated as the quotient of (1) the quotient of (i) the stock’s high price divided by (ii) such stock’s low price divided by (2) such stock’s trading value. After performing the liquidity assessment, the stocks are then ranked in descending order of liquidity and the top 450 stocks constitute the “high liquidity group” and remain eligible for inclusion in the Nikkei 225. Any current constituents falling outside of the high liquidity group (ranked 451 or lower based on liquidity) are deleted from the Nikkei 225. Of those stocks in the high liquidity group, the top 75 with the highest liquidity and not already a constituent are added to the Nikkei 225.

Second, the 450 stocks within the high liquidity group are categorized into the six industrial sectors: technology, financials, consumer goods, industrial materials, capital goods/others and transportation/utilities. Once the number of stocks in each sector is determined, such number is divided in half to determine the target number of stocks from each sector that shall constitute the 225 constituents in the Nikkei 225. If any of the sectors are over-represented at that stage (i.e., there are a greater number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), current constituents in the Nikkei 225 are deleted in order of ascending liquidity so those constituents with the lowest liquidity are removed from the Nikkei 225 until the overage is corrected. If any of the sectors are under-represented (i.e., there are a lesser number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), non-constituent stocks within the high liquidity group are added in order of descending liquidity so those stocks with the highest liquidity are added to the Nikkei 225 until the shortage is corrected. This process is performed to achieve a group of 225 constituents that reflect the intended sector balance.

Calculation of the Nikkei 225

The Nikkei 225 is a weighted price average index in which the level of the Nikkei 225 is calculated as the quotient of (i) the sum of all constituents’ adjusted stock prices divided by (ii) the divisor (as described below). A constituent’s adjusted stock price is equal to the product of (i) the stock’s price times (ii) the price adjustment factor of such stock. For a constituent to which a capping ratio is applied, the price adjustment factor will be replaced by the capped price adjustment factor (as described below). The Nikkei 225 level is rounded to the nearest hundredth and is calculated and published every 5 seconds beginning at 9 am (Tokyo time) daily.

The stock price used in the calculation is selected by the following priority order of the prices in the auction trading of the Tokyo Stock Exchange: (1) special quote, sequential trade quote or temporary quote, (2) traded price and (3) base price. If the special quote, sequential trade quote or temporary quote is used for the calculation, the price will be used until the next valid price is applied, even if

Market-Linked Step Up Notes	TS-16

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

the quote is canceled. The traded price includes the traded price in the closing auction. The base price is obtained based on the priority order of the ex-rights theoretical price, the latest special quote price, sequential trade quote price or temporary quote, and the latest traded price up to the preceding day. In most cases, the price used for the calculation of the closing level of the Nikkei 225 on the preceding day becomes the base price. In the case of a stock that is trading ex-rights (e.g., after a stock split) for the first time on that day, however, Nikkei Inc. calculates an ex-rights theoretical price based on the price used for calculation on the preceding day and the appropriate adjustment to reflect the change in the stock. Nikkei Inc. does not adjust for dividends in calculating the Nikkei 225.

The price adjustment factor of a stock to be added to the Nikkei 225 shall be 1, unless the price of such stock is greater than 1% of the sum of the adjusted price of each stock included in the Nikkei 225. If the price of such stock (as determined during the semi-annual review at the end of January and July) exceeds this threshold, the price adjustment factor shall be the highest 0.1 interval from 0.1 through 0.9 that adjusts the price of such stock so that it does not exceed 1% of the sum of the adjusted price of each stock included in the Nikkei 225. The price adjustment factor for a stock is determined at the semi-annual review.

The price adjustment factor of an index constituent will be revised in the case of a large scale stock split (or reverse split). In such event, the price adjustment factor is revised to keep the price level of the constituent unchanged. However, since the price adjustment factor is determined only to one digit after the decimal point, an adjustment to the price adjustment factor could result in a fraction. If such revision to the price adjustment factor is less than 0.1, the price adjustment factor will be set as 0.1 and the remainder of the price differential will be adjusted by the divisor (see below). Revision to the price adjustment factor of an index constituent as a result of a large scale stock split (or reverse split) will be announced at least 5 business days before the effective date.

Capping Ratio

A capping ratio is a number which is used to temporarily decrease the weight of a constituent when such weight exceeds the weight cap threshold (12% at the semi-annual review in October 2022 and will be reduced to 11% and 10% at the semi-annual reviews in October 2023 and October 2024, respectively). For a constituent to which a capping ratio is applied, the constituent’s adjusted stock price is equal to the product of (i) the stock’s price times (ii) the capped price adjustment factor of such stock. The capped price adjustment factor of a stock is equal to the product of (i) the price adjustment factor of such stock times (ii) the capping ratio of such stock, rounded to the nearest 0.1.

The capping ratio is applied, revised, or cancelled as stipulated below.

•
If, at a semi-annual review, the weight of a constituent to which any capping ratio is not yet applied exceeds the weight cap threshold, a capping ratio of 0.9 shall be applied on the effective date of the constituent change resulting from the semi-annual review. If a capping ratio was already applied to such constituent, the capping ratio will be decreased by 0.1. However, if no change is observed in the capped price adjustment factor after the application of the new capping ratio, the capping ratio will be decreased further until there is a change in the capped price adjustment factor.
•
If, at a semi-annual review, the weight of a constituent to which a capped price adjustment factor is applied is below 5%, the capping ratio will be increased by 0.1 on the effective date of the constituent change resulting from the semi-annual review. However, if no change is observed in the capped price adjustment factor after the application of the new capping ratio, the capping ratio will be increased further until there is a change in the capped price adjustment factor. If the new capping ratio after the increase is 1, the capping ratio will be canceled.
•
In the case of a large scale split or reverse split of a constituent to which the capped price adjustment factor is applied, if the price adjustment factor is adjusted by the ratio of the split or reverse split, the capping ratio may be revised so that the new capped price adjustment factor does not change the weight of the constituent. For such a constituent, the capping ratio may have fractions after 0.1 and may be increased or decreased by the number other than 0.1 in the next revision of the capping ratio.
•
In principle, the capping ratio is applied, revised, or cancelled on the effective date of the constituent change resulting from the semi-annual review. However, depending on the liquidity of the constituent, changes in the capping ratio may be implemented in two or more steps.

Divisor Adjustments

As noted above, the Nikkei 225 is calculated as an adjusted price average index, where the weight is based on the price adjustment factor. The divisor is intended to maintain continuity of the Nikkei 225 and is the denominator of the fraction used to calculate the average. The divisor was initially the number of constituents, but has been adjusted over time to reflect changes in the constituents and to maintain the continuity of the index.

When constituents are changed, the sum of stock prices (the numerator of the fraction prior to adjustment) changes based upon the prices of additions and deletions to the Nikkei 225. Therefore, in order to maintain index continuity over time, the divisor is recalculated for the following events, except in the case of certain large scale splits and reverse splits, as discussed above: (i) changes in the constituents; (ii) corporate actions such as splits, reverse splits and paid-in capital increases; and (iii) capping ratio application, revision, cancellation or raising the price adjustment factor to the planned value for a stock whose price adjustment factor was one-half of the planned value.

The divisor for the next business day is calculated as the product of (i) the current day’s divisor times (ii) the quotient of (a) the sum of the base prices for the next business day’s constituents divided by (b) the aggregate of the closing price of each of the current day’s constituents used to calculate the Nikkei 225 level for the current day times the price adjustment factor of such constituent for the current day. For purposes of calculating the divisor, the base price for the next business day’s constituents will be equal to the product

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Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

of (i) the base price for the next business day times (ii) the price adjustment factor for the next business day. For constituents to which a capping ratio has been applied, the capped price adjustment factor is used to adjust the price instead of the price adjustment factor.

The divisor is published on Nikkei Inc.’s website on each Tokyo Stock Exchange trading day and is rounded to the nearest one hundred-millionth. For additional information about the divisor, as well as calculation examples of divisor changes, please see the index guide on Nikkei Inc.’s website.

Spin-Offs

When shares of the spun-off independent company are distributed to the shareholders of a constituent company and the spun-off company is going to be listed in a short period of time, the spun-off company is temporarily incorporated into the index calculation between the spin-off ex-date and the listing date. The spun-off company is to be excluded from the index calculation on the next business day after the listing date.

The offering price or the reference price submitted by the listing sponsor is to be used as the price of the stock temporarily included in the index calculation until the market price is determined after its listing. The price adjustment factor is to be set by considering the original component stock’s price adjustment factor and the spin-off distribution ratio.

The divisor may not need to be changed in principle, as the adjustment is made for the ex-rights of the original component stock on the ex-date. However, the divisor is adjusted depending on the spin-off distribution ratio, since the price adjustment factor is set down to the first decimal point. The divisor on the next business day after the listing date is to be adjusted in the same way as changes in the constituents so that the continuity of the Nikkei 225 is maintained.

Maintenance of the Nikkei 225

Extraordinary Replacement

In addition to additions and deletions of constituents resulting from the semi-annual review, changes to index constituents may also be made as a result of certain extraordinary events. Stocks designated by the Tokyo Stock Exchange as a “security to be delisted” or “securities on alert,” stocks affected by corporate restructuring (including mergers, share exchanges and share transfers), or stocks transferred to the Tokyo Stock Exchange market other than the Prime will be deleted from the Nikkei 225. Constituents that are designated by the Tokyo Stock Exchange as “a security under supervision” will remain constituents of the Nikkei 225 at the time of designation. However, Nikkei may replace such a constituent with a pre-announcement when it is highly inappropriate to keep the stock as a constituent, e.g. when the probability of delisting is extremely high.

If a constituent has been deleted from the Nikkei 225 based on an event described above, a stock will be added to replace the deleted constituent by selecting the highest liquidity stock in the same sector as the deleted constituent from the high liquidity group determined during the last semi-annual review. However, if a deletion is scheduled close to an semi-annual review, additional stocks may be selected as part of the applicable semi-annual review process. Additionally, if there are multiple deletions in a short period of time not close to a scheduled semi-annual review, the standard semi-annual review process assessing liquidity and sector balance will be followed to select new constituents rather than referring to the last semi-annual review list.

Special Rules for Additions Resulting from Other Corporate Actions

Notwithstanding the process above, the following procedures may be applied in certain cases of corporate restructuring. Application of these special rules is determined for each particular case. Where (i) a constituent is merged and delisted or (ii) a newly established listed parent company receives its shares by transfer or exchange from another constituent, the delisted stock may be replaced by the successor company’s stock if it becomes listed on the Tokyo Stock Exchange Prime Market. In the case of spin-offs where multiple companies remain listed on the Tokyo Stock Exchange Prime Market, the stock of the company that succeeds to the major operations of the former company will become a constituent of the Nikkei 225.

Except for constituent changes resulting from the semi-annual review and from the circumstances described above under “Extraordinary Replacement” and “Special Rules for Additions Resulting from Other Corporate Actions”, there is no process for adding new constituents to the Nikkei 225. After consultation with academics and market professionals, Nikkei Inc. decides and announces the list of deletions and additions. As discussed above under “Calculation of the Nikkei 225”, the divisor is adjusted accordingly to maintain continuity when constituents are added or deleted from the Nikkei 225. Deletions and additions to the Nikkei 225 resulting from either the semi-annual review or extraordinary events are generally effective on the same day in an effort to maintain the number of constituents at 225. However, when necessary, additions may be made after the deletions take effect and during the interim period, the Nikkei 225 may be calculated with less than 225 constituents. For example, when a constituent is delisted by share exchange or transfer and the succeeding company such as the newly formed parent company or an unlisted company becomes the parent by receiving the shares of the delisted company and listing its shares in a short period of time.

Changes to the Nikkei 225 Methodology

Although the Nikkei 225 is calculated and maintained in accordance with the information provided in the methodology maintained on Nikkei Inc.’s website, Nikkei Inc. has discretion to take measures it deems appropriate upon the occurrence of events which are not covered in the methodology or in circumstances where it is difficult to continue to calculate the Nikkei 225 using the rules described in such methodology.

Swiss Market Index

The Swiss Market Index (SMI®), which we also refer to in this description as the “index”:

Market-Linked Step Up Notes	TS-18

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first launched with a base level of 1,500 as of June 30, 1988; and
•
is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “Exchange”).

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The Swiss Market Index represents more than 75% of the free-float market capitalization of the entire Swiss market. Additional information about the Swiss Market Index (including the top ten constituent stocks and weights and sector weights) is available on the following website: six-group.com/en/products-services/the-swiss-stock-exchange/market-data/indices/equity-indices/smi.html. We are not incorporating by reference the website or any material it includes in this term sheet.

Swiss Market Index Composition and Selection Criteria

The Swiss Market Index is comprised of the 20 highest ranked stocks traded on the SIX Swiss Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the SIX Swiss Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any company that has a primary listing on the SIX Swiss Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

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average free-float market capitalization over the last 12 months (compared to the capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the Swiss Market Index), and
•
cumulative on order book turnover over the last 12 months (compared to the total turnover of the Swiss Performance Index).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the Swiss Market Index.

The Swiss Market Index is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first five trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates March 31, September 30 and December 31.

The 18 securities with the highest rank are selected for inclusion in the Swiss Market Index. In order to reduce turnover, a buffer is used for securities ranked 19 to 22. From the securities ranked 19 to 22, those which are currently already in the Swiss Market Index are included with priority. After that, new components are added from the buffer until the Swiss Market Index has 20 components.

If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the Swiss Market Index unless it satisfies an additional liquidity criteria. For this purpose, at the ordinary index review in September, all index components of the Swiss Performance Index are ranked in descending order according to their cumulative order book turnover of the last 12 months relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months and if it ranks 23 or lower it will be automatically excluded from the Swiss Market Index (i.e., without considering its free float).

Maintenance of the Swiss Market Index

Constituent Changes. In the case of major market changes as a result of corporate actions, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the Swiss Market Index outside of the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the Swiss Market Index are no longer fulfilled. Extraordinary exclusions and respective additions into the Swiss Market Index are implemented after a notification period of usually five trading days. Extraordinary inclusions into the Swiss Market Index take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). In case of a planned delisting, the exclusion of an index component is made, if possible, on the next ordinary index review. However, if the delisting would be effective before the ordinary index review, the component is excluded from the index on the effective date of the delisting. If the index component no longer meets the criteria for remaining in the index due to a pending acquisition, it may be removed ahead of time. If a delisting has been confirmed, it will be removed from the Swiss Market Index at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the Swiss Market Index on the effective date of the delisting. If a delisted company is removed before the ordinary index review, it will be replaced by the best ranked candidate on the selection list which is not yet part of the Swiss Market Index in order to maintain 20 components.

Capped Weightings and Intra-Quarter Breaches. The weight of any index constituent that exceeds a weight of 18% within the Swiss Market Index is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such constituent’s free float market capitalization. A constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped at 18% as soon as two index constituents exceed a weight of 20% (an

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Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

“intra-quarter breach”). If an intra-quarter breach is detected at the close of trading, the new capping factors become effective after the close of trading on the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the Swiss Market Index by more than one security, their free float market capitalization is cumulated for the calculation of the capping factors.

Number of Shares and Free Float. The securities included in the Swiss Market Index are weighted according to their free float. This means that shares deemed to be in fixed ownership are deducted from the market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding share capital is, as a rule, the total share capital that has been fully subscribed and fully or partially paid in and registered in the Commercial Register. Not counting as issued and outstanding share capital are the authorized capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.

Fundamentally deemed to be shares held in fixed ownership are shares held by individual persons or groups of persons in companies and that reach or exceed the threshold of 5%. Shares held by individual persons and groups of persons bound by a shareholders’ agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in the company are also deemed to be in fixed ownership.

For the calculation of the number of shares in firm hands, the Exchange may also use other sources than the reports submitted to it. In particular, the Exchange may rely on information from issuer surveys conducted by itself.

In general, shares held by administrators, trustees, investment fund companies, pension funds and investment companies are counted as free-float. The Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (”Partizipationsscheine”) and bonus certificates (”Genussscheine”) is taken into full account in calculating the Swiss Market Index because it does not confer voting rights.

The number of securities in the Swiss Market Index and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the effective date, although the index sponsor reserves the right to take account of recent changes up to five trading days before the effective date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the Swiss Market Index, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action. Such adjustment is effective considering a notice period of two days. The effective date is based on available information.

Calculation of the Swiss Market Index

The index sponsor calculates the Swiss Market Index using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market Index = Free Float Market Capitalization of the SMI® / Divisor

The “free float market capitalization of the SMI®” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the Exchange’s electronic order book are used in calculating the Swiss Market Index.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the Swiss Market Index and is adjusted to reflect changes in market capitalization due to corporate events.

Below are common corporate events and their impact on the divisor of the Swiss Market Index.

Event	Divisor Change?
Regular cash dividend	No
Stock split	No
Rights issue	If the rights issue is used to raise capital, the divisor increases. If the rights issue is used to return capital, the divisor decreases.

Merger and Acquisition activities

Mergers and acquisitions are corporate actions that go along with a change to the ownership structure of one or more companies. This can result in the disappearance of the involved companies (delisting) and in the creation of a new company (merger) or in the

Market-Linked Step Up Notes	TS-20

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

integration of one company into the other (acquisition). Therefore, the corporate action may lead to a new listing or to a delisting which results in an adjustment of the index composition. In both cases a change in the number of shares or the free float factor are to be considered which result in a change of the components weight.

Spinoff

A spinoff occurs when a company sells parts of its business into a new company and lists its shares. The shares of the newly formed company are distributed equally to the shareholders of the existing company. Therefore, the spin-off is generally treated as an extraordinary payment. However, no market price is available on the ex-date of the spinoff. In order to obtain such a market price, the spun off company is added to the Swiss Market Index with a reference price during the ex-day. The opening price will be 0. The instrument is added to the Swiss Market Index at the ex-date with a price of 0. The adjustments to market value are made on the first trading day following the ex-date with the closing price of the same.

Historical Closing Levels of the Basket Components

The closing level of the Basket Components has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the Basket Components have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of any Basket Components during the period shown below is not an indication that such Basket Components are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of a Basket Component as an indication of the future performance of a Basket Component, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any Basket Component or the stocks included in such Basket Component will result in you receiving an amount greater than the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Basket Components. Before investing in the offered notes, you should consult publicly available information to determine the levels of the Basket Components between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the Basket Components. The actual performance of a Basket Component over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graphs below show the daily historical closing levels of each Basket Component from January 1, 2016 through January 23, 2026. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

On January 23, 2026, the closing level of the EURO STOXX 50® Index was 5,948.20.

Historical Performance of the EURO STOXX 50® Index

License Agreement

STOXX and its licensors (the “Licensors”) have no relationship to GS Finance Corp., other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

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Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

STOXX and its Licensors do not:

•
Sponsor, endorse, sell or promote the notes.
•
Recommend that any person invest in the notes or any other notes.
•
Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.
•
Have any responsibility or liability for the administration, management or marketing of the notes.
•
Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•
STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
•
The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;
•
The accuracy or completeness of the EURO STOXX 50® Index and its data;
•
The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
•
STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;
•
Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Goldman Sachs International and STOXX is solely for their benefit, and the benefit of certain affiliates of Goldman Sachs International, and not for the benefit of the owners of the notes or any other third parties.

On January 23, 2026, the closing level of the Nikkei 225 was 53,846.87.

Historical Performance of the Nikkei 225

▪

License Agreement

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your note. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your note is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation

Market-Linked Step Up Notes	TS-22

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

or warranty, express or implied, to us or any holder of your note or any member of the public regarding the advisability of investing in securities generally or in your note in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your note. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your note.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your note.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

Market-Linked Step Up Notes	TS-23

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

On January 23, 2026, the closing level of the Swiss Market Index was 13,147.13.

Historical Performance of the Swiss Market Index

▪

License Agreement

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

•
sponsor, endorse, sell or promote the offered notes.
•
recommend that any person invest in the offered notes or any other notes.
•
have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.
•
have any responsibility or liability for the administration, management or marketing of the offered notes.
•
consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•
The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;
•
The accuracy, timeliness, and completeness of the SMI® and its data;
•
The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
•
The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

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Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Supplement to the Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page PS-43 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GSFC estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GSFC will sell to GS&Co., and GS&Co. will purchase from GSFC, the aggregate principal amount of the offered notes specified on the front cover of this term sheet. MLPF&S will purchase the notes from GS&Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto. GS&Co. is an affiliate of GSFC and GSG and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

We will deliver the notes against payment therefor in New York, New York on the settlement date set forth on the cover page of this term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on GS&Co.’s estimate of the value of the notes if GS&Co. were to make a market in the notes, which they are not obligated to do. That estimate will be based upon the price that GS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations as described under “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-8 of this term sheet.

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Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are GSG’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and GSG’s actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we have entered into, or expect to enter into, certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of our other affiliates. The terms of these hedging arrangements may take into account a number of factors, including our and GSG’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. See “Hedging” on page PS-22 in the accompanying product supplement for additional information.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-10 and PS-13, respectively, and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

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Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Validity of the Notes and Guarantee

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this term sheet have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

Market-Linked Step Up Notes	TS-27

Market-Linked Step Up Notes Linked to an International Equity Index Basket, due January 31, 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.
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No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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Upon receipt of a cash payment at maturity or upon a sale or exchange, a U.S. Holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Where You Can Find More Information

We and GSG have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and GSG have filed with the SEC, for more complete information about us, GSG and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Step Up Notes	TS-28